Exhibit 99.1

FOR IMMEDIATE RELEASE

September 19, 2007

Contact: (analysts) Kris Wenker: 763-764-2607

(media) Kirstie Foster: 763-764-6364

GENERAL MILLS REPORTS RESULTS FOR FISCAL 2008 FIRST QUARTER

Net Sales Increased 7 Percent to $3.07 Billion

Diluted Earnings per Share Grew 9 Percent to 81 Cents

MINNEAPOLIS, MINN.---General Mills, Inc (NYSE: GIS) today reported results for the first quarter of fiscal 2008. Net sales for the 13 weeks ended Aug. 26, 2007, rose 7 percent to $3.07 billion. Segment operating profits grew 9 percent to $578 million, including an 11 percent increase in consumer marketing expense during the quarter. Net earnings totaled $289 million, up 8 percent including restructuring costs. Diluted earnings per share (EPS) totaled 81 cents, up 9 percent from 74 cents a year ago.

Chairman and Chief Executive Officer Steve Sanger said, “This represents a very good start to the year. Our continuing growth reflects broad-based sales momentum, and even stronger operating profit growth despite challenging input-cost inflation and increased consumer marketing investment to build our brands.”

U.S. Retail Segment Results

First-quarter net sales for General Mills’ domestic retail operations grew 6 percent to $2.03 billion, with volume increases contributing 3 points of growth. Operating profits also rose 6 percent to $473 million.

The Snacks division led U.S. Retail performance with a 16 percent net sales increase, reflecting strong sales and market share gains for Nature Valley grain snacks, Fiber One bars and fruit snacks. Net sales for the Baking Products division rose 7 percent reflecting pricing and favorable mix. Net sales for the Pillsbury USA division increased 6 percent with good contributions from Totino’s frozen pizza and snacks, as well as Pillsbury refrigerated dough products. Meals division net sales grew 6 percent led by dinner mixes and Progresso ready-to-serve soups. Big G cereal net sales increased 5 percent, including introductory shipments of new Cheerios Crunch Oat Cluster, Chocolate Chex, and two Curves cereals. Net sales for the Yoplait division rose 3 percent, including contributions from new Yo-Plus probiotic yogurt and Fizzix carbonated yogurt. Net sales for the company’s Small Planet Foods organic business were down 4 percent compared to last year’s first quarter, when sales grew 34 percent.

International Segment

First-quarter net sales for General Mills’ consolidated international businesses grew 19 percent to $599 million. Volume increases contributed 9 points of growth, and foreign exchange accounted for 7 points of the increase. International segment operating profits grew 27 percent to $71 million.

Bakeries & Foodservice Segment

First-quarter net sales for Bakeries & Foodservice totaled $441 million, down 1 percent due in part to the absence of businesses divested during the past year. Operating profits grew 17 percent to $34 million reflecting pricing and favorable sales mix.

Joint Venture Summary

After-tax earnings from joint ventures totaled $22 million in the first quarter of 2008 compared to $19 million in the same period last year. Both periods included a $2 million after-tax charge associated with previously announced restructuring of the Cereal Partners Worldwide (CPW) manufacturing plants in the United Kingdom. Net sales for CPW grew 26 percent in the quarter, including incremental contribution from the Uncle Tobys cereal business in Australia acquired in July 2006. Net sales for the Haagen Dazs joint ventures in Asia matched prior year levels. The 8th Continent joint venture in the U.S. (soy beverages) posted a 16 percent sales decline in the period.

Corporate Items

Corporate unallocated expense totaled $54 million in the first quarter of 2008, up from $43 million in the same period a year ago. Advisory fees associated with recent financing activities accounted for $11 million of the increase.

Restructuring, impairment and other exit costs totaled $14 million expense in the first quarter of 2008, compared to $2 million income in the period a year ago.

Net interest expense for the quarter totaled $113 million, up 8 percent due to higher debt levels. During the quarter, the company repurchased all of the outstanding Series B-1 membership interests of its General Mills Cereals LLC (GMC) subsidiary (minority interests). Capital appreciation of $8 million after-tax paid to the holders of the interests was recorded as a reduction to retained earnings, and net earnings used to calculate earnings per share were similarly reduced by $8 million.

The effective tax rate for the first quarter was 32.8 percent, down from 35.8 percent in last year’s first quarter due primarily to foreign and other tax credits. The estimated full-year effective tax rate continues to be 34.5 to 35 percent.

Cash Flow Updates

Operating activities generated $20 million of cash in the first quarter of 2008, compared to $111 million generated in last year’s first quarter. The change reflects increased working capital use in the period.

During the quarter, General Mills repurchased 21 million of the company’s common shares at an average price of approximately $58 per share. Dividends grew to $132 million, reflecting two increases to the quarterly rate effective in February and August 2007. Capital expenditures during the quarter were $68 million compared to $61 million in the same period a year ago.

Outlook

Sanger said that with these good first-quarter results, General Mills was reaffirming its guidance for low single-digit net sales growth, mid single-digit growth in segment operating profits, and diluted EPS in the range of $3.39 to $3.43 for the full 2008 fiscal year.

Total company segment operating profit is a non-GAAP measure. A reconciliation of this measure to the relevant GAAP measure, operating profit, appears in the attached consolidated operating segment results schedule.

General Mills will hold a briefing for investors today, September 19, 2007, beginning at 8:30 a.m. EDT. You may access the web cast from General Mills’ corporate home page at www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to hedge price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect any future events or circumstances.

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GENERAL MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 26, 2007	Aug. 27, 2006

Net sales	$3,072.0	$2,860.4

Cost of sales	1,915.8	1,796.7
Selling, general, and administrative expenses	631.6	574.8
Restructuring, impairment, and other exit costs (income)	14.5	(1.9)

Operating profit	510.1	490.8

Interest expense, net	113.3	105.0

Earnings before income taxes and after-tax earnings from joint ventures	396.8	385.8

Income taxes	130.3	138.0

After-tax earnings from joint ventures	22.4	19.1

Net earnings	$288.9	$266.9

Earnings per share – basic	$0.85	$0.76

Earnings per share – diluted	$0.81	$0.74

Dividends per share	$0.39	$0.35

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED OPERATING SEGMENT RESULTS

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 26, 2007	Aug. 27, 2006
Net sales:
U.S. Retail	$2,031.7	$1,910.0
International	599.4	505.6
Bakeries and Foodservice	440.9	444.8

Total	$3,072.0	$2,860.4

Operating profit:
U.S. Retail	$473.3	$447.3
International	71.0	55.9
Bakeries and Foodservice	34.0	29.0

Total segment operating profit	578.3	532.2

Corporate unallocated expense	53.7	43.3
Restructuring, impairment, and other exit costs (income)	14.5	(1.9)

Operating profit	$510.1	$490.8

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions)

	Aug. 26, 2007	Aug. 27, 2006	May 27, 2007
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$410.2	$424.7	$417.1
Receivables	1,064.0	1,018.9	952.9
Inventories	1,554.8	1,427.3	1,173.4
Prepaid expenses and other current assets	375.8	351.9	443.1
Deferred income taxes	73.3	29.5	67.2

Total current assets	3,478.1	3,252.3	3,053.7

Land, buildings and equipment	2,963.1	2,948.1	3,013.9
Goodwill	6,685.5	6,643.1	6,835.4
Other intangible assets	3,729.4	3,666.8	3,694.0
Other assets	1,621.8	1,945.4	1,586.7

Total assets	$18,477.9	$18,455.7	$18,183.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$893.6	$814.0	$777.9
Current portion of long-term debt	1,946.5	2,082.2	1,734.0
Notes payable	3,560.6	2,220.5	1,254.4
Other current liabilities	1,104.7	1,824.1	2,078.8

Total current liabilities	7,505.4	6,940.8	5,845.1

Long-term debt	3,003.8	2,405.5	3,217.7
Deferred income taxes	1,421.2	1,680.9	1,433.1
Other liabilities	1,846.5	961.7	1,229.9

Total liabilities	13,776.9	11,988.9	11,725.8

Minority interests	242.3	1,136.8	1,138.8

Stockholders’ equity:
Common stock, 502.3 shares issued	50.2	50.2	50.2
Additional paid-in capital	5,969.0	5,724.9	5,841.3
Retained earnings	5,901.2	5,248.0	5,745.3
Common stock in treasury, at cost, shares of 181.2, 157.5, and 161.9	(7,364.2)	(5,809.0)	(6,198.0)
Accumulated other comprehensive income (loss)	(97.5)	115.9	(119.7)

Total stockholders’ equity	4,458.7	5,330.0	5,319.1

Total liabilities and equity	$18,477.9	$18,455.7	$18,183.7

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 26, 2007	Aug. 27, 2006
Cash Flows – Operating Activities:
Net earnings	$288.9	$266.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	108.2	104.4
After-tax earnings from joint ventures	(22.4)	(19.2)
Stock-based compensation	55.1	53.1
Deferred income taxes	(17.0)	9.6
Distributions of joint venture earnings	16.4	10.9
Pension, other postretirement, and postemployment benefit costs	(16.3)	(12.9)
Restructuring, impairment, and other exit costs (income)	13.9	(1.9)
Changes in current assets and liabilities	(417.5)	(326.5)
Other, net	11.1	26.2

Net cash provided by operating activities	20.4	110.6

Cash Flows – Investing Activities:
Purchases of land, buildings and equipment	(67.9)	(61.4)
Acquisitions	1.3	(57.7)
Investments in affiliates, net	(2.3)	(126.7)
Proceeds from disposal of land, buildings, and equipment	11.2	10.4
Other, net	6.6	(4.7)

Net cash used by investing activities	(51.1)	(240.1)

Cash Flows – Financing Activities:
Change in notes payable	2,297.2	719.5
Payment of long-term debt	—	(66.7)
Repurchase of Series B-1 limited membership interests in General Mills Cereals, LLC (GMC)	(843.0)	—
Repurchase of General Mills Capital, Inc. preferred stock	(150.0)	—
Proceeds from sale of Class A limited membership interests in GMC	92.3	—
Common stock issued	29.8	71.5
Tax benefit on exercised options	8.3	14.6
Purchases of common stock for treasury	(1,278.7)	(706.4)
Dividends paid	(132.1)	(125.7)

Net cash provided (used) by financing activities	23.8	(93.2)

Decrease in cash and cash equivalents	(6.9)	(222.7)
Cash and cash equivalents – beginning of year	417.1	647.4

Cash and cash equivalents – end of period	$410.2	$424.7

Cash Flows from Changes in Current Assets and Liabilities:
Receivables	$(109.3)	$(106.3)
Inventories	(378.8)	(373.2)
Prepaid expenses and other current assets	65.0	30.7
Accounts payable	114.7	140.6
Other current liabilities	(109.1)	(18.3)

Changes in current assets and liabilities	$(417.5)	$(326.5)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include certain information and disclosures required for comprehensive financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Operating results for the quarter ended August 26, 2007, are not necessarily indicative of the results that may be expected for the fiscal year ending May 25, 2008.

(2)

During the first quarter of fiscal 2008, we took several restructuring actions. Due to declining financial results, we decided to exit our frozen waffle product line (retail and foodservice) and to close our waffle plant in Allentown, Pennsylvania. We recorded a charge of $10.1 million related to this closure, consisting of $3.9 million of employee severance charges and a $6.2 million non-cash impairment charge against long-lived assets at the plant. We completed an analysis of the viability of our Bakeries and Foodservice frozen dough facility in Trenton, Ontario, and will close the facility. We recorded an $8.5 million charge for employee severance expenses and curtailment charges associated with a defined benefit pension plan. We also restructured our production scheduling and discontinued our cake product line at our Chanhassen, Minnesota, Bakeries and Foodservice plant. We recorded a charge for employee severance expenses of $3.0 million. We also completed the sale of our previously closed Vallejo, California plant. We received $10.6 million in proceeds and recorded a gain of $7.1 million.

In the first quarter of fiscal 2007, we sold our previously closed plant in San Adrian, Spain resulting in a gain of $8.6 million. We also committed to a plan to divest our par-baked bread business, including plants in Chelsea, Massachusetts and Tempe, Arizona. We incurred an impairment loss of $6.0 million on the long-lived assets, including associated goodwill, as a result of the planned divestiture based on the expected sales proceeds and costs to dispose of the business. The sale transaction was completed in October 2006. We also incurred $0.5 million of charges associated with restructuring actions previously announced.

(3)

On August 7, 2007, we repurchased for a net amount of $843.0 million all of the outstanding Series B-1 limited membership interests (Series B-1 Interests) previously issued by our subsidiary General Mills Cereals, LLC (GMC) as part of a required remarketing of those interests. The purchase price reflected the Series B-1 Interests’ original capital account balance of $835.0 million and $8.0 million of capital account appreciation attributable and paid to the third party holder of the Series B-1 Interests. The capital appreciation paid to the third party holder of the Series B-1 Interests was recorded as a reduction to retained earnings and reduced net earnings available to common stockholders in our basic and diluted earnings per share (EPS) calculations. We used commercial paper to fund the repurchase.

We and the third party holder of all of GMC’s outstanding Class A limited membership interests (Class A Interests) agreed to reset, effective on June 28, 2007, the preferred rate of return applicable to the Class A Interests to the sum of 3 month LIBOR plus 65 basis points. On June 28, 2007, we also sold $92.3 million of additional Class A Interests to the same third party. There was no gain or loss associated with these transactions. As of August 26, 2007, the carrying value of all outstanding Class A Interests on our Consolidated Balance Sheets was $242.3 million, and the capital account balance of the Class A Interests upon which preferred distributions are calculated was $248.1 million.

On June 28, 2007, we repurchased for $150.0 million all of the outstanding Series A preferred stock of our subsidiary General Mills Capital, Inc. using proceeds from the sale of the Class A Interests and commercial paper. There was no gain or loss associated with this repurchase.

(4)	Basic and diluted earnings per share (EPS), including the impact of the adoption of SFAS 123R in the first quarter of fiscal 2007, were calculated as follows:

In Millions, Except Per Share Data	Quarter Ended
	Aug. 26, 2007	Aug. 27, 2006
Net earnings – as reported	$288.9	$266.9
Capital appreciation paid on Series B-1 interests in GMC (a)	(8.0)	—
Net earnings for basic and diluted EPS calculations	$280.9	$266.9

Average number of common shares – basic EPS	329.9	352.0
Incremental share effect from:
Stock options	11.0	9.5
Restricted stock and restricted stock units	2.6	1.6
Forward purchase contract	1.4	—
Average number of common shares – diluted EPS	344.9	363.1

Earnings per share – basic	$0.85	$0.76
Earnings per share – diluted	$0.81	$0.74
(a)	See Note 3.
(5)

During the first quarter of fiscal 2008, we acquired a controlling interest in HD Distributors (Thailand) Company Limited. Prior to acquiring the controlling interest, we accounted for the transaction as a joint venture. The purchase price, net of cash acquired, resulted in a $1.3 million cash inflow classified in acquisitions on the Consolidated Statements of Cash Flows. The pro forma effect of this acquisition was not material.

During the first quarter of fiscal 2007, our Cereal Partners Worldwide (CPW) joint venture completed the acquisition of the Uncle Tobys cereal business in Australia for approximately $385.6 million. We funded our 50 percent share of the purchase price by making additional advances to and equity contributions in CPW totaling $135.1 million (classified as investments in affiliates, net, on the Consolidated Statements of Cash Flows) and by acquiring a 50 percent beneficial interest in certain intellectual property for $57.7 million (classified as acquisitions on the Consolidated Statements of Cash Flows). During the first quarter of fiscal 2008, we completed the allocation of our purchase price and reclassified $16.1 million from goodwill to other intangible assets on our Consolidated Balance Sheets.

Also, during the first quarter of fiscal 2007, we committed to a plan to sell our par-baked bread product line, including plants in Chelsea, Massachusetts and Tempe, Arizona, and recorded a $6.0 million loss on the sale, including the write-off of $6.2 million of goodwill, in restructuring, impairment, and other exit costs.

(6)

During the first quarter of fiscal 2008, we adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” Upon adoption, we recorded a $218.1 million reduction to accrued taxes within other current liabilities, a $151.9 million reduction to goodwill, a $57.8 million increase to additional paid-in capital and an $8.4 million increase to retained earnings. In addition, we had gross unrecognized tax benefit liabilities of $535.0 million that we reclassified from other current liabilities to other liabilities.